UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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☐	Definitive Proxy Statement

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☑	Soliciting Material Pursuant to §240.14a-12
Altiris, Inc.
(Name of Registrant as Specified in its Charter)
Symantec Corporation
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Below is an email message dated March 13, 2007 from Greg Butterfield, the Chief Executive Officer of Altiris, Inc. (Altiris), to Altiris employees, by which Mr. Butterfield forwarded the included message from John Thompson, the Chief Executive Officer of Symantec Corporation, to Altiris employees who may be stockholders of Altiris.
From: Greg Butterfield
Sent: Tuesday, March 13, 2007 11:21 AM
To: Altiris Lindon Staff
Subject: Acquisition Update

Dear Altirians,
I am pleased to pass on a personal message to you from John Thompson, president and CEO, Symantec, talking about the pending acquisition and the integration planning activities to date.
Sincerely,
Greg

From: Office of John W. Thompson
To: Altiris employees
I wanted to take a moment to update you on the progress of bringing Altiris into the Symantec family. A large group of leaders representing core functions for both companies met in Cupertino earlier this month to begin to discuss and plan how the two companies will come together in very practical ways. This meeting, led by James Socas, senior vice president, corporate development, Symantec, and Steve Madigan, vice president, corporate development, Altiris, included comparing processes spanning finance and procurement, IT, HR, sales and marketing, communications and other shared services to support the Altiris team in joining Symantec.
While there are always challenges in bringing two large companies together while maintaining our ongoing business commitments to our customers, I’m pleased to report that this first large integration meeting underscored the cultural fit of and similar business approaches of our two companies.
We are working hard to ensure a smooth transition for employees, partners and customers as we combine the endpoint management capabilities of Altiris with the security expertise of Symantec. As you may have heard, this past week we received notification of early termination of the waiting period imposed by the Hart-Scott-Rodino Antitrust Improvements Act concerning the proposed acquisition. While of course we cannot fully explore all processes and strategies until all regulatory approvals are in place and the deal is closed, from what we have seen to date, my optimism continues to grow for the future of this combination for everyone involved.
We’re fortunate to have a great group of Altiris and Symantec employees targeting their energy on driving transition plans so that everyone else can focus on the work at hand to close the quarter. This is an exciting time for both companies as we prepare to join forces.
Best regards,
John W. Thompson
Chairman and CEO
Symantec Corporation

Additional Information
On March 7, 2007, Altiris filed a definitive proxy statement with the Securities and Exchange Commission in connection with the merger. The proxy statement will be mailed to the stockholders of Altiris. Before making any voting or investment decision with respect to the merger, investors and stockholders of Altiris are urged to read the proxy statement and the other relevant materials when they become available because they will contain important information about the merger, Altiris and Symantec. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the Securities and Exchange Commission (the “SEC”) at the SEC’s Web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Altiris at its corporate Web site at www.altiris.com under Company-Investor Relations or by contacting Investor Relations at Altiris, Inc. 588 W. 400 S., Lindon, UT 84042.
Altiris and its officers and directors may be deemed to be participants in the solicitation of proxies from Altiris’ stockholders with respect to the merger. A description of any interests that these officers and directors have in the merger is available in the proxy statement. In addition, Symantec may be deemed to have participated in the solicitation of proxies from Altiris’ stockholders in favor of the approval of the Agreement. Information concerning Symantec’s directors and executive officers is set forth in Symantec’s proxy statement for its 2006 annual meeting of stockholders, which was filed with the SEC on July 25, 2006, Annual Report on Form 10-K for fiscal 2006 and Current Report on Form 8-K filed on January 22, 2007. These documents are available free of charge at the SEC’s web site at www.sec.gov or by going to Symantec’s Investor Relations page on its corporate Web site at www.symantec.com.